Exhibit 4.4

DESCRIPTION OF SECURITIES

The following summary of the material terms of Allurion Technologies, Inc.’s (“Allurion”, the “Company”, “we”, or “our”) securities is not intended to be a complete summary of the rights and preferences of such securities. You are encouraged to read the applicable provisions of Delaware law, Allurion’s certificate of incorporation (“Charter”) and bylaws in their entirety for a complete description of the rights and preferences of the Allurion securities.

Authorized and Outstanding Stock

The Charter authorizes the issuance of 1.1 billion shares, consisting of 1 billion shares of common stock, $0.0001 par value per share, and 100 million shares of preferred stock, $0.0001 par value.

Common Stock

The Charter provides the following with respect to the rights, powers, preferences and privileges of Allurion’s common stock, par value $0.0001 per share (“Common Stock”).

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of Allurion’s directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Allurion board of directors (the “Board”) in its discretion out of funds legally available therefor. Allurion does not intend to pay cash dividends in the foreseeable future. Any payment of cash dividends in the future will be dependent upon Allurion’s revenues and earnings, if any, capital requirements and general financial conditions. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Common Stock unless the shares of Common Stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of Allurion’s voluntary or involuntary liquidation, dissolution or winding-up, the net assets of Allurion will be distributed pro rata to the holders of Common Stock, subject to the rights of the holders of the preferred stock, if any.

Preemptive or Other Rights

There are no sinking fund provisions applicable to the Common Stock.

Preferred Stock

The Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series of preferred stock and any qualifications, limitations and restrictions thereof. The Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Allurion or the removal of existing management.

Warrants

Public Warrants

Each whole existing Allurion public warrant (“Public Warrant”) entitles the registered holder to purchase 0.056818 shares of our Common Stock at a price of $202.50 per share, subject to adjustment as discussed below, at any time commencing on the date that is 30 days after the completion of our business combination (the “Business Combination”). Pursuant to the Warrant Agreement, dated February 4, 2021, between Compute Health Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent, as amended (the “Warrant Agreement”), a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a Public Warrant holder. The Public Warrants will expire seven years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Redemption of Public Warrants when the price per share of our Common Stock equals or exceeds $316.75

Not less than all of the Public Warrants may be redeemed for cash or for shares of Common Stock after a date that is ninety (90) days after August 1, 2023. Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

•
in whole and not in part;
•
at a price of $0.25 per Public Warrant;
•
upon a minimum of 30 days’ prior written notice of redemption to each Public Warrant holder; and
•
if, and only if, the closing price of our Common Stock equals or exceeds $316.75 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “- Anti-dilution adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the Public Warrant holders.

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act of 1933 (the “Securities Act”) covering the issuance of the Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising Public Warrant holder to pay the exercise price for each Public Warrant being exercised. However, the price of the Common Stock may fall below the $316.75 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “- Anti-dilution Adjustments”) as well as the $202.50 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

Redemption of Public Warrants when the price per share of Common Stock equals or exceeds $176.00

Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

•
in whole and not in part;

•
at $2.50 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Public Warrants on a cashless basis prior to redemption and receive that number of shares of Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Common Stock except as otherwise described below; and
•
if, and only if, the closing price of our Common Stock equals or exceeds $176.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “- Anti-dilution adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the Public Warrant holders.

Beginning on the date the notice of redemption is given until the Public Warrants are redeemed or exercised, holders may elect to exercise their Public Warrants on a cashless basis. The numbers in the table below represent the number of shares of Common Stock that a Public Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Common Stock on the corresponding redemption date (assuming holders elect to exercise their Public Warrants and such Public Warrants are not redeemed for $2.50 per Public Warrant), determined for these purposes based on the volume-weighted average price of the Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below.

We will provide our Public Warrant holders with the final fair market value no later than one business day after the 10-day trading period described above ends. The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant or the exercise price of a Public Warrant is adjusted as set forth under the heading “Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Public Warrant is adjusted, the adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant.

If the exercise price of a Public Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the market value and the newly issued price as set forth under the heading “Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Public Warrant pursuant to such exercise price adjustment.

	Redemption Fair Market Value of shares of common stock
Redemption Date (period to expiration of Public Warrants)	≤$124.00	$136.25	$148.75	$161.25	$173.50	$186.00	$198.25	$210.75	≥$223.25
84 months	0.017	0.017	0.018	0.019	0.019	0.020	0.020	0.020	0.021
81 months	0.016	0.017	0.018	0.019	0.019	0.020	0.020	0.020	0.021
78 months	0.016	0.017	0.018	0.018	0.019	0.019	0.020	0.020	0.021
75 months	0.016	0.017	0.018	0.018	0.019	0.019	0.020	0.020	0.021
72 months	0.016	0.017	0.018	0.018	0.019	0.019	0.020	0.020	0.021
69 months	0.016	0.017	0.017	0.018	0.019	0.019	0.020	0.020	0.021
66 months	0.016	0.017	0.017	0.018	0.019	0.019	0.020	0.020	0.021
63 months	0.015	0.016	0.017	0.018	0.019	0.019	0.020	0.020	0.021
60 months	0.015	0.016	0.017	0.018	0.019	0.019	0.020	0.020	0.021
57 months	0.015	0.016	0.017	0.018	0.018	0.019	0.020	0.020	0.021
54 months	0.015	0.016	0.017	0.018	0.018	0.019	0.020	0.020	0.021
51 months	0.014	0.015	0.017	0.017	0.018	0.019	0.020	0.020	0.021
48 months	0.014	0.015	0.016	0.017	0.018	0.019	0.020	0.020	0.021
45 months	0.014	0.015	0.016	0.017	0.018	0.019	0.019	0.020	0.021
42 months	0.013	0.015	0.016	0.017	0.018	0.019	0.019	0.020	0.021
39 months	0.013	0.014	0.016	0.017	0.018	0.019	0.019	0.020	0.021
36 months	0.012	0.014	0.015	0.016	0.017	0.018	0.019	0.020	0.021
33 months	0.012	0.013	0.015	0.016	0.017	0.018	0.019	0.020	0.021
30 months	0.011	0.013	0.014	0.016	0.017	0.018	0.019	0.020	0.021
27 months	0.011	0.013	0.014	0.015	0.017	0.018	0.021	0.020	0.021
24 months	0.010	0.012	0.014	0.015	0.016	0.018	0.021	0.020	0.021
21 months	0.009	0.011	0.013	0.015	0.016	0.017	0.021	0.020	0.021
18 months	0.009	0.010	0.012	0.014	0.016	0.017	0.018	0.020	0.021
15 months	0.008	0.010	0.012	0.013	0.015	0.017	0.018	0.019	0.021
12 months	0.007	0.009	0.011	0.013	0.014	0.016	0.018	0.019	0.021
9 months	0.005	0.007	0.009	0.012	0.014	0.016	0.017	0.019	0.021
6 months	0.004	0.006	0.008	0.010	0.013	0.015	0.017	0.019	0.021
3 months	0.002	0.004	0.006	0.009	0.011	0.014	0.016	0.019	0.021
0 months	-	-	0.002	0.007	0.010	0.013	0.016	0.018	0.021

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $5.45 per share, and at such time there are 57 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.396 shares of Common Stock for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $5.70 per share, and at such time there are 58 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.410 shares of Common Stock for each whole Public Warrant. In no event will the Public Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.513 shares of Common Stock per Public Warrant (subject to adjustment). Finally, as reflected in the table above, if the Public Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Common Stock.

As stated above, we can redeem the Public Warrants when our Common Stock is trading at a price starting at $176.00, which is below the exercise price of $202.50, because it will provide certainty with respect to our capital structure and cash position while providing Public Warrant holders with the opportunity to exercise their Public Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Public Warrants when our Common Stock is trading at a price below the exercise price of the Public Warrants, this could result in the Public Warrant holders receiving fewer Common Stock than they would have received if they had chosen to wait to exercise their Public Warrants for Common Stock if and when such Common Stock was trading at a price higher than the exercise price of $202.50.

No fractional Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Common Stock to be issued to the holder. If, at the time of redemption, the Public Warrants are exercisable for a security other than the shares of Common Stock pursuant to the Warrant Agreement (for instance, if we are not the surviving company in our initial business combination), the Public Warrants may be exercised for such security. At such time as the Public Warrants become exercisable for a security other than the Common Stock, the company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon exercise of the Public Warrants.

Redemption Procedures

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Public Warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Common Stock is increased by a stock capitalization or share dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering made to all, or substantially all, holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Common Stock on account of such Common Stock (or other securities into which the Public Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Common Stock issuable on exercise of each Public Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Common Stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to provide holders of our Common Stock the right to have their shares redeemed in connection with our initial business combination or to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of the initial public offering or (B) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty (30) days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Public Warrant Value (as defined in the Warrant Agreement) of the Public Warrant.

The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.

The Public Warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as Public Warrant agent, and us. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding Public Warrants. You should review a copy of the Warrant Agreement, as amended, which is filed as an exhibit to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 7, 2023, for a complete description of the terms and conditions applicable to the Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Public Warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Public Warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Securities Exchange Act of 1934 or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

July 2024 Public Warrants

The following summary of certain terms and provisions of the warrants issued in a public offering pursuant to an underwriting agreement with Jefferies LLC and TD Securities (USA) LLC, dated June 28, 2024 (the “July 2024 Offering”) and such warrants (the “the July 2024 Public Warrants”), is not complete and is subject to, and qualified in its entirety by, the provisions of the July 2024 Public Warrants.

Duration and Exercise Price

Each July 2024 Public Warrant has an initial exercise price of $30.00 per share. The July 2024 Public Warrants are immediately exercisable and expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The July 2024 Public Warrants were issued separately from Common Stock in the July 2024 Offering and may be transferred separately immediately thereafter. Each purchaser of one share of our Common Stock in the July 2024 Offering received one July 2024 Public Warrant per share of Common Stock purchased thereby.

Exercisability

The July 2024 Public Warrants are exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of the July 2024 Public Warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s July 2024 Public Warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a July 2024 Public Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Transferability

Subject to applicable laws, a July 2024 Public Warrant may be transferred at the option of the holder upon surrender of the July 2024 Public Warrant together with the appropriate instruments of transfer.

Exchange Listing

We have not listed, and do not intend to list, the July 2024 Public Warrants on the NYSE or any other securities exchange or nationally recognized trading system.

Right as a Stockholder

Except as otherwise provided in the July 2024 Public Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the July 2024 Public Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their July 2024 Public Warrants.

July 2024 Private Placement Warrants

The private placement warrants that were sold in July 2024 in the concurrent private placement (the “July 2024 Private Placement Warrants”) have substantially the same terms as the July 2024 Public Warrants.

January 2025 Private Placement Warrants

The following summary of certain terms and provisions of the warrants to purchase common stock that were sold in January 2025 in a concurrent private placement (the “January 2025 Private Placement Warrants”) is not complete and is subject to, and qualified in its entirety by, the provisions of the January 2025 Private Placement Warrants, which was filed with the SEC as an exhibit to a Current Report on Form 8-K on January 28, 2025 in connection with the January 2025 offering (the “January 2025 Offering”) and the concurrent private placement (the “January 2025 Private Placement”).

Duration and Exercise Price

Each January 2025 Private Placement Warrant offered in the January 2025 Private Placement will have an initial exercise price equal to $6.00 per share. The January 2025 Private Placement Warrants will not be exercisable until we obtain stockholder approval for the issuance of the January 2025 Private Placement Warrant shares issuable upon exercise of such warrants as required by the applicable rules and regulations of the NYSE. The January 2025 Private Placement Warrants will then be immediately exercisable and will expire on the fifth anniversary of the date stockholder approval is obtained. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The January 2025 Private Placement Warrants were issued in the January 2025 Offering separately from Common Stock and may be transferred separately immediately thereafter.

Exercisability

The January 2025 Private Placement Warrants will be exercisable, at the option of each holder, in whole or in part, after we receive stockholder approval and by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of the January 2025 Private Placement Warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s January 2025 Private Placement Warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a January 2025 Private Placement Warrant. In lieu of fractional shares, we may elect to pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise

If, at the time a holder exercises its January 2025 Private Placement Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the January 2025 Private Placement Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price and subject to the nominal value of the shares being paid up as described below, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares determined according to a formula set forth in the January 2025 Private Placement Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the January 2025 Private Placement Warrants and generally including (i) our merger or consolidation with or into another person, (ii) the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets, (iii) any purchase offer, tender offer or exchange offer pursuant to which holders of our Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding Common Stock or 50% or more of the voting power of our common equity, (iv) any reclassification, reorganization or recapitalization of our shares of Common Stock or any compulsory share exchange, or (v) any stock or share purchase agreement or other business combination with another person or group of persons whereby such other person or group acquires 50% or more of our outstanding shares of Common Stock or 50% or more of the voting power of our common equity, the holders will be entitled to receive the number of shares of the Common Stock for which the January 2025 Private Placement Warrant is exercisable immediately prior to the occurrence of such fundamental transaction on a net exercise basis. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the January 2025 Private Placement Warrants have the right to require us or a successor entity to redeem the January 2025 Private Placement Warrants for cash in the amount of the Black Scholes Value (as defined in each January 2025 Private Placement Warrant) of the unexercised portion of the January 2025 Private Placement Warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

Transferability

Subject to applicable laws, a January 2025 Private Placement Warrant may be transferred at the option of the holder upon surrender of the January 2025 Private Placement Warrant together with the appropriate instruments of transfer.

Exchange Listing

We do not intend to list the January 2025 Private Placement Warrants on the NYSE or any other securities exchange or nationally recognized trading system.

Right as a Stockholder

Except as otherwise provided in the January 2025 Private Placement Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the January 2025 Private Placement Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their January 2025 Private Placement Warrants.

February 2025 Private Placement Warrants

The following summary of certain terms and provisions of the warrants to purchase common stock that were sold in February 2025 in a concurrent private placement (the “February 2025 Private Placement Warrants”) is not complete and is subject to, and qualified in its entirety by, the provisions of the February 2025 Private Placement Warrants, which was filed with the SEC as an exhibit to a Current Report on Form 8-K on February 21, 2025 in connection with the February 2025 offering (the “February 2025 Offering”) and the concurrent private placement (the “February 2025 Private Placement”).

Duration and Exercise Price

Each February 2025 Private Placement Warrant offered in the February 2025 Private Placement will have an initial exercise price equal to $5.23 per share. The February 2025 Private Placement Warrants will not be exercisable until we obtain stockholder approval for the issuance of the February 2025 Private Placement Warrant shares issuable upon exercise of such February 2025 Private Placement Warrants as required by the applicable rules and regulations of the NYSE, and will be immediately exercisable upon the receipt of such stockholder approval, at an exercise price of $5.23 per share, and will expire five years from the date of approval, subject to certain limitations described herein. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The February 2025 Private Placement Warrants will be issued separately from the Common Stock issued in the February 2025 Offering and may be transferred separately immediately thereafter.

Exercisability

Each February 2025 Private Placement Warrant will be exercisable for one share of Common Stock. The February 2025 Private Placement Warrants will be exercisable, at the option of each holder, in whole or in part, after we receive stockholder approval and by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise. We have agreed to use reasonable best efforts to hold a special meeting of stockholders on or prior to March 28, 2025 in order to obtain such stockholder approval. There is no guarantee we will be able to hold the special meeting by such date, or at all. If we do not obtain such stockholder approval at the special meeting, we are obligated to call a meeting every sixty days thereafter to seek such stockholder approvals until the earlier of the date on which such stockholder approval is obtained or the common warrants are no longer outstanding. A holder (together with its affiliates) may not exercise any portion of the February 2025 Private Placement Warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s February 2025 Private Placement Warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a February 2025 Private Placement Warrant. In lieu of fractional shares, we may elect to pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise

If, at the time a holder exercises its February 2025 Private Placement Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the February 2025 Private Placement Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price and subject to the nominal value of the shares being paid up as described below, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares determined according to a formula set forth in the February 2025 Private Placement Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the February 2025 Private Placement Warrants and generally including (i) our merger or consolidation with or into another person, (ii) the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets, (iii) any purchase offer, tender offer or exchange offer pursuant to which holders of our Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding Common Stock or 50% or more of the voting power of our common equity, (iv) any reclassification, reorganization or recapitalization of our shares of Common Stock or any compulsory share exchange, or (v) any stock or share purchase agreement or other business combination with another person or group of persons whereby such other person or group acquires 50% or more of our outstanding shares of Common Stock or 50% or more of the voting power of our common equity, the holders will be entitled to receive the number of shares of the Common Stock for which the February 2025 Private Placement Warrant is exercisable immediately prior to the occurrence of such fundamental transaction on a net exercise basis. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the February 2025 Private Placement Warrants have the right to require us or a successor entity to redeem the February 2025 Private Placement Warrants for cash in the amount of the Black Scholes Value (as defined in each February 2025 Private Placement Warrant) of the unexercised portion of the February 2025 Private Placement Warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

Transferability

Subject to applicable laws, a February 2025 Private Placement Warrant may be transferred at the option of the holder upon surrender of the February 2025 Private Placement Warrant together with the appropriate instruments of transfer.

Exchange Listing

We do not intend to list the February 2025 Private Placement Warrants on the NYSE or any other securities exchange or nationally recognized trading system.

Right as a Stockholder

Except as otherwise provided in the February 2025 Private Placement Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the February 2025 Private Placement Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their February 2025 Private Placement Warrants.

2025 Leavitt Private Placement Warrants

The Leavitt private placement warrants that were sold in February 2025 in a private placement (the “Leavitt Private Placement Warrants”) have substantially the same terms as the February 2025 Private Placement Warrants.

Anti-Takeover Provisions

Charter and Bylaws

Among other things, the Charter and bylaws (as amended from time to time):

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permit the Board to issue up to 100 million shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;
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provide that the number of directors of Allurion may be changed only by resolution of the Allurion Board;
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provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed only with cause by the holders of at least 66 2/3% of all of the Allurion’s then-outstanding shares of the capital stock entitled to vote generally at an election of directors;
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provide that all vacancies, subject to the rights of any series of preferred stock, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;
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provide that special meetings of Allurion’s stockholders may only be called by the Board pursuant to a resolution adopted by a majority of the Board, by the chairman of the Board or by the chief executive officer of Allurion;
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provide that the Board be divided into three classes of directors, with the directors serving three-year terms, therefore making it more difficult for stockholders to change the composition of the board of directors; and
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not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The combination of these provisions make it more difficult for the existing stockholders to replace the Board as well as for another party to obtain control of Allurion by replacing the Board. Because the Board has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock will make it possible for the Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of Allurion.

These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce Allurion’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Allurion’s shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of Common Stock.

Certain Anti-Takeover Provisions of Delaware Law

Allurion is subject to the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”). This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

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a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
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an affiliate of an interested stockholder; or
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an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of a corporation’s assets. However, the above provisions of Section 203 would not apply if:

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the relevant board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
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on or subsequent to the date of the transaction, the initial business combination is approved by the board of directors and authorized at a meeting of the corporation’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

These provisions may have the effect of delaying, deferring, or preventing changes in control of Allurion.

Exclusive Forum

The Charter provides that, unless we consent in writing to the selection of an alternative forum, the Chancery Court of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (1) any derivative action, suit or proceeding brought on our behalf; (2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, stockholders or employees of ours or our stockholders; (3) any action, suit or proceeding asserting a claim against us arising pursuant to any provision of the DGCL, the bylaws or the Charter (as either may be amended from time to time); or (4) any action, suit or proceeding asserting a claim against us or any current or former director, officer or stockholder governed by the internal affairs doctrine.

The Charter provides that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. If any such foreign action is filed in a court other than the courts in the State of Delaware in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce such actions and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. The Charter provides that any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

This choice of forum provision has important consequences for our stockholders. These provisions may limit or increase the difficultly of a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors and officers, or may increase the associated costs for such stockholder to bring a claim, both of which may have the effect of discouraging lawsuits against Allurion’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against Allurion, a court could find the choice of forum provisions contained in the bylaws to be inapplicable or unenforceable in such action. If a court were to find the choice of forum provision inapplicable or unenforceable in an action, Allurion may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, results of operations, and financial condition.

Transfer Agent and Warrant Agent

The Transfer Agent for the Common Stock and the warrant agent for the Public Warrants is Continental Stock Transfer & Trust Company.

Listing of Common Stock and Public Warrants

Our Common Stock and Public Warrants are listed on the NYSE under the symbols “ALUR” and “ALUR WS,” respectively.